Exhibit 23.3

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

September 10, 2025

Boards of Directors
United Roosevelt MHC
United Roosevelt Bancorp
URSB Bancorp, Inc.
United Roosevelt Savings Bank
11-15 Cooke Avenue

Carteret, New Jersey 07008

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of URSB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP® FINANCIAL, LC.

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